EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Analytical Surveys, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-3 of Analytical Surveys, Inc. (“the Company”) of our report dated December 7, 2005, relating to the consolidated balance sheets of Analytical Surveys, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years then ended, which report appears in the September 30, 2005 Annual Report on Form 10-KSB of Analytical Surveys, Inc., and to the reference to our firm under the heading “Experts” in the Registration Statement.

Our report contains an explanatory paragraph that states that the Company has suffered significant operating losses in 2005 and prior years and does not currently have any external financing in place to fund working capital requirements, which raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

PANNELL KERR FORSTER OF TEXAS, P.C.

Houston, Texas

March 24, 2006